                                                                   EXHIBIT 10.19

                         LICENSE AND ROYALTY AGREEMENT

     This LICENSE AND ROYALTY AGREEMENT is entered into as of June 1, 1996 (the "Effective Date") by and between PFIZER INC, a Delaware corporation, having an office at 235 East 42nd Street, New York, New York 10017 and its Affiliates ("Pfizer") and MEGABIOS CORP ("Megabios"), a California corporation, having an office at 863A Mitten Road, Burlingame, CA 94010.

WHEREAS, Pfizer desires to obtain licenses to Megabios' right, title and interest in the Patent Rights so that Pfizer can manufacture, use or sell the Licensed Products; and

WHEREAS, Megabios is willing to grant such license;

Therefore, in consideration of the mutual covenants and promises set forth in this Agreement, the parties agree as follows:

1. DEFINITIONS. The capitalized terms used in this Agreement and not defined elsewhere in it shall have the meanings specified for such terms in this Section 1 and in the Research Agreement.

     1.1 "RESEARCH AGREEMENT" means the Collaborative Research Agreement between Pfizer and Megabios effective the Effective Date.

     1.2 "NET SALES" means the gross amount invoiced by Pfizer or any sublicensee of Pfizer for sales to a third party or parties of Licensed Products, less normal and customary trade discounts actually allowed, rebates, returns, credits, taxes the legal incidence of which is on the purchaser and separately
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                                       2

shown on Pfizer's or any sublicensee of Pfizer's invoices and transportation, insurance and postage charges, if prepaid by Pfizer or any sublicensee of Pfizer and billed on Pfizer's or any sublicensee of Pfizer's invoices as a separate item.

     1.3 "LICENSED PRODUCT" means any Product arising from the Research Program, the manufacture, use or sale of which would infringe a Valid Claim within Patent Rights in the absence of a license.


2.   GRANT OF LICENSE, TERM, RIGHTS AND OBLIGATIONS.

     2.1  LICENSES GRANTED TO PFIZER UNDER THE PATENT RIGHTS.

(a) Megabios grants to Pfizer a non-exclusive, worldwide license or sublicense, as the case may be, including such right to grant sublicenses that Megabios may have, to manufacture, use, offer for sale and import Licensed Products under all Megabios' right, title and interest in the Patent Rights described in Section
1.16 (a) of the Research Agreement (the "1.16 (a) License").

(b) Megabios grants to Pfizer the exclusive, worldwide license, including the right to grant sublicenses, to manufacture (subject to Section 8), use, sell, offer for sale an import Licensed Products under all Megabios' right, title and interest in the Patent Rights described in Section 1.16 (b) of the Research Agreement (the "1.16 (b) License").

(c) Pfizer acknowledges and agrees that its rights granted under this Agreement and the Research Agreement, with respect to such aspects of the Megabios Technology and Patent Rights licensed from the University of California are subject to the terms and conditions contained in the UC License Agreement including provisions related to the reservation of certain rights in the technology licensed under such UC License Agreement, disclaimers of liability, indemnification of the licensor by sublicensees, and provisions regarding the right to prosecute, maintain and defend patent rights in such technology;
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                                      3

provided, however, that Megabios agrees and acknowledges that, to the extent any royalty payments are owed, pursuant to the UC License Agreement, to the Regents of the University of California ("The Regents") based upon sale of Licensed Products by Pfizer for consideration other than cash, Megabios will be solely liable for the payment of such royalties to The Regents, and Pfizer will be under no obligation to pay to Megabios any royalty on Licensed Products sold by Pfizer for consideration other than cash; and further provided that Megabios further agrees and acknowledges that, in the event that currency restrictions imposed by a foreign government prevent the prompt remittance of part or all of any royalty payments owed, pursuant to the UC License Agreement, to The Regents based upon the sale of Licensed Products by Pfizer with respect to any country where a Licensed Product is sold or distributed, Megabios will be solely liable for the timely payment of such royalties to The Regents, and Pfizer will not be required to convert the amount owed into U.S. funds as is required under the UC License.

     2.2 TERM OF LICENSE GRANT AND PAYMENT OF ROYALTIES. Unless terminated earlier as provided below, the License shall commence on the Effective Date and shall terminate on the date of the last to expire of the Patent Rights.

     2.3  PFIZER OBLIGATIONS.
          2.3.1 Pfizer shall use reasonably diligent efforts to exploit Licensed Products commercially, including conducting clinical trials and obtaining regulatory approvals.

          2.3.2 If Pfizer grants a sublicense pursuant to Section 2, Pfizer shall guarantee that any sublicensee fulfills all of Pfizer's obligations under this Agreement; provided, however, that Pfizer shall not be relieved of its obligations pursuant to this Agreement.



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                                       4

     2.4 TECHNICAL ASSISTANCE. Megabios shall provide to Pfizer or any sublicensee of Pfizer, at Pfizer's request and expense, any technical assistance reasonably necessary to enable Pfizer or such sublicensee to manufacture, use or sell each Licensed Product and to enjoy fully all the rights granted to Pfizer pursuant to this Agreement; provided, however, that Megabios is reasonably capable of providing that assistance.

     2.5 REVERSION OF RIGHTS. If Pfizer discontinues the development of any Licensed Product; and if such discontinuance results from circumstances other than U.S. Food and Drug Administration, or other regulatory body action, or, in Pfizer's sole and unfettered judgment, lack of efficacy or safety of such Licensed Product; and if, at the time of discontinuance, Pfizer has not begun development of another Licensed Product, the licenses granted to Pfizer pursuant to this Agreement shall terminate with respect to the discontinued Licensed Product. In such event, Megabios shall have the right to develop and commercialize such Licensed Product alone or with third parties pursuant to the terms of a license agreement to be negotiated in good faith by the parties.
Such agreement shall provide that Pfizer shall grant Megabios an exclusive,
worldwide, royalty-bearing license at the rate of [      *        ] of Net
Sales, with the right to grant sublicenses, under Pfizer Technology and other Patent rights necessary for the manufacture, use and sale of such Licensed Product, and shall provide that Megabios shall have access to and the right to use any regulatory filings made by Pfizer with respect to such Licensed Product.

3. ROYALTIES, PAYMENTS OF ROYALTIES, ACCOUNTING FOR ROYALTIES, RECORDS, MILESTONE PAYMENTS.

     3.1 PATENT RIGHTS. Pfizer shall pay Megabios a royalty based on the Net Sales of each Licensed Product. Such royalty shall be paid with respect to each country of the world from the date of the first commercial sale (the date of


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                                       5

the invoice of Pfizer or any sublicensee of Pfizer with respect to such sale) of such Licensed Product in each such country until the expiration of the last Patent Right to expire with respect to each such country and each such Licensed Product.

     3.2  ROYALTY RATES.

          3.2.1 Pfizer shall pay Megabios a royalty for the sale of each Licensed Product under Section 2.1 as set forth in Section 3.2.2.

          3.2.2     The royalty paid by Pfizer to Megabios with respect to the
1.16(b) License shall be [       *        ] of Net Sales; provided, however,
that, if, with respect to the 1.16(a) License or 1.16(b) License it becomes necessary or desirable for Megabios or Pfizer to take a license from a third
party in any country, including the UC License Agreement license [     *     ]

                      of any resulting royalty unless the royalty rate payable
to Megabios in any such country would be less than [      *     ] of Net Sales.
In such event, [        *         ] which would otherwise [               *
                     ]

          3.2.3 Section 3.2.2 to the contrary notwithstanding, if Pfizer's manufacturing cost of goods including royalties, as determined by generally
acceptable accounting principles consistently applied, [               *
     ] of Net Sales for a particular Licensed Product, then Megabios' royalty rate for that Licensed Product shall be adjusted downward to a royalty rate of
no less than [    *     ] as follows:

MANUFACTURING COST OF GOODS                 ROYALTY RATE
---------------------------                 ------------
    [                       *                          ]


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                                       6

[                 *                     ]
It is understood by the parties that the cumulative application of this Section and Section 3.3.2 shall in no event operate to reduce the royalty rate payable to Megabios to less than [ * ] Net Sales.

          3.2.4 If both the manufacture and sale of a Product which employs Joint Technology takes place in countries in which there are no Patent Rights,
Pfizer shall pay Megabios a royalty of [      *         ] based on the Net Sales
of each Product in each such country beginning on the date of the first commercial sale in each country and ending ten (10) years later.

     3.3 PAYMENT DATES. Royalties shall be paid by Pfizer on Net Sales within sixty (60) days after the end of each calendar quarter in which such Net Sales are made. Such payments shall be accompanied by a statement showing the Net Sales of each Licensed Product by Pfizer or any sublicensee of Pfizer in each country, the applicable royalty rate for such Licensed Product, and a calculation of the amount of royalty due.

     3.4 ACCOUNTING. The Net Sales used for computing the royalties payable to Megabios by Pfizer shall be computed and paid in U.S. dollars by check or other mutually acceptable means. For purposes of determining the amount of royalties due, the amount of Net Sales in any foreign currency shall be computed by (a) converting such amount into dollars at the prevailing commercial rate of exchange for purchasing dollars with such foreign currency as quoted by Citibank in New York on the last business day of the calendar quarter for which the relevant royalty payment is to be made by Pfizer and (b) deducting the amount of any governmental tax, duty, charge, or other fee actually paid in respect of such conversion into, and remittance of dollars.


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                                       7

     3.5 RECORDS. Pfizer shall keep for three (3) years from the date of each payment of royalties complete and accurate records of sales by Pfizer of each Licensed Product in sufficient detail to allow the accruing royalties to be determined accurately. Megabios shall have the right for a period of three (3) years after receiving any report or statement with respect to royalties due and payable to appoint at its expense an independent certified public accountant reasonably acceptable to Pfizer to inspect the relevant records of Pfizer to verify such report or statement. Pfizer shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Megabios, to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales in any given period. Megabios agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Megabios to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. The failure of Megabios to request verification of any report or statement during said three-year period shall be considered acceptance of the accuracy of such report, and Pfizer shall have no obligation to maintain records pertaining to such report or statement beyond said three-year period. The results of each inspection, if any, shall be binding on both parties.

     3.6 MILESTONE PAYMENTS. Pfizer shall pay Megabios, within thirty (30) days of the completion of each respective event for the Licensed Product set forth below ("Event"), the payment listed opposite that Event. Payments shall be made in U.S. dollars by check or other mutually acceptable means. Pfizer shall be obligated to make each payment only once with respect to the first indication
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                                       8

of a Licensed Product affected by an Event so that the occurrence of that same Event with respect to additional indications described in each subsection will not require Pfizer to make an additional payment with respect to that Event. One hundred percent (100%) of all payments made by Pfizer pursuant to this
Section 3.8 shall be credited against all sums due to Megabios pursuant to
Section 3.2 of this Agreement; provided, however, that the sums due pursuant to
Section 3.2 in any calendar year shall not be reduced by virtue of this credit
by more than [ *                     ]


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                                       9

EVENT                                                                    PAYMENT
-----                                                                    -------
 [                                  *

                                                                               ]

Notwithstanding anything to the contrary in this Section, if an additional indication with respect to a Licensed Product which has received PLA/NDA approval, receives PLA/NDA approval or its equivalent in a Major Market, Pfizer
will pay Megabios [         *            ] within 30 days of such event.  If
Phase III trials are not conducted, but Pfizer or its sublicensee nonetheless pursues regulatory approval of the Licensed Product based upon the Phase II trial results, the Phase III "Event" will be deemed to have occurred at the end of such Phase II trials.

4.   LEGAL ACTION.
     4.1 ACTUAL OR THREATENED DISCLOSURE OR INFRINGEMENT. When information comes to the attention of Pfizer to the effect that any Patent Rights relating to a Licensed Product to which Pfizer has an exclusive license under Section
2.1 (b) have been or are threatened to be unlawfully infringed, Pfizer shall have the right at its expense to take such action as it may deem necessary to prosecute or prevent such unlawful infringement, including the right to bring or defend any suit, action or proceeding involving any such infringement. Pfizer shall notify Megabios promptly of the receipt of any such information and of the commencement of any such suit, action or proceeding. If Pfizer determines that it is necessary or desirable for Megabios to join any such suit, action or proceeding, Megabios shall, at Pfizer's expense, execute all papers and perform such other acts as may be reasonably required to permit Pfizer to act in


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Megabios' name.  If Pfizer brings a suit, it shall have the right first to reimburse itself out of any sums recovered in such suit or in its settlement for all costs and expenses, including attorney's fees, related to such suit or
settlement, and [            *                ] of any funds that shall remain
from said recovery shall be paid to Megabios and the balance of such funds shall be retained by Pfizer. If Pfizer does not, within one hundred twenty (120) days after giving notice to Megabios of the above-described information, notify Megabios of Pfizer's intent to bring suit against any infringer, Megabios shall have the right to bring suit for such alleged infringement, but it shall not be obligated to do so, and may join Pfizer as party plaintiff, if appropriate, in which event Megabios shall hold Pfizer free, clear and harmless from any and all costs and expenses of such litigation, including attorney's fees, and any sums recovered in any such suit or in its settlement shall belong to Megabios.
However [            *              ] of any such sums received by Megabios,
after deduction of all costs and expenses related to such suit or settlement, including attorney's fees paid, shall be paid to Pfizer. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted by the other for infringement under the terms of this Section. If Pfizer lacks standing and Megabios has standing to bring any such suit, action or proceeding, then Megabios shall do so at the request of Pfizer and at Pfizer's expense.

     4.2 DEFENSE OF INFRINGEMENT CLAIMS. Megabios will cooperate with Pfizer at Pfizer's expense in the defense of any suit, action or proceeding against Pfizer or any sublicensee of Pfizer alleging the infringement of the intellectual property rights of a third party by reason of the use of Patent Rights in the manufacture, use or sale of the Licensed Product. Pfizer shall give Megabios prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish Megabios a copy of each


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communication relating to the alleged infringement. Megabios shall give to
Pfizer all authority (including the right to exclusive control of the defense of any such suit, action or proceeding and the exclusive right after consultation with Megabios, to compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding), information and assistance necessary to defend or settle any such suit, action or proceeding; provided, however, Pfizer shall obtain Megabios' prior consent to such part of any settlement which requires payment or other action by Megabios or has a material adverse effect on Megabios' business. If the parties agree that Megabios should institute or join any suit, action or proceeding pursuant to this Section, Pfizer may, at Pfizer's expense, join Megabios as a defendant if necessary or desirable, and Megabios shall execute all documents and take all other actions, including giving testimony, which may reasonably be required in connection with the prosecution of such suit, action or proceeding.

     4.3 HOLD HARMLESS. Megabios agrees to defend, protect, indemnify and hold harmless Pfizer and any sublicensee of Pfizer, from and against any loss or expense arising from any proved claim of a third party that it has been granted rights by Megabios that Pfizer or any sublicensee of Pfizer in exercising their rights granted to Pfizer by Megabios pursuant to this Agreement, has infringed upon such rights granted to such third party by Megabios.

5. REPRESENTATION AND WARRANTY. Megabios represents and warrants to Pfizer that it has the right to grant the License granted pursuant to this Agreement, and that the License so granted does not conflict with or violate the terms of any agreement between Megabios and any third party.

6.   TREATMENT OF CONFIDENTIAL INFORMATION.

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     6.1  CONFIDENTIALITY.

          6.1.1 Pfizer and Megabios each recognize that the other's Confidential Information constitutes highly valuable, confidential information. Subject to Pfizer's rights and obligations pursuant to this Agreement, Pfizer and Megabios each agree that during the term of the Research Agreement and for five (5) years thereafter, it will keep confidential, and will cause its Affiliates to keep confidential, all Megabios Confidential Information or Pfizer Confidential Information, as the case may be, that is disclosed to it or to any of its Affiliates pursuant to this Agreement.

          6.1.2 Subject to Pfizer's rights and obligations pursuant to this Agreement, Pfizer and Megabios each agree that any disclosure of the other's Confidential Information to any officer, employee or agent of the other party or of any of its Affiliates shall be made only if and to the extent necessary to carry out its responsibilities under this Agreement and shall be limited to the maximum extent possible consistent with such responsibilities. Subject to Pfizer's rights and obligations pursuant to this Agreement, Pfizer and Megabios each agree not to disclose the other's Confidential Information to any third parties under any circumstance without written permission from the other party. Each party shall take such action, and shall cause its Affiliates to take such action, to preserve the confidentiality of each other's Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information. Each party, upon the other's request, will return all the Confidential Information disclosed to the other party pursuant to this Agreement, including all copies and extracts of documents, within sixty (60) days of the request upon the termination of this Agreement except for one (1) copy which may be kept for the purpose of complying with continuing obligations under this Agreement.
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     6.2  PUBLICITY. Except as required by law, neither party may disclose the terms of this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

     6.3 DISCLOSURE OF INVENTIONS. Each party shall promptly inform the other about all inventions in the Area that are conceived, made or developed in the course of carrying out the Research Program by employees of, consultants to, either of them solely, or jointly with employees of, or consultants to the other.

7. PROVISIONS CONCERNING THE FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS. The following provisions relate to the filing, prosecution and maintenance of Patent Rights during the term of this Agreement and after the termination or expiration of the Research Agreement:

     7.1  FILING, PROSECUTION AND MAINTENANCE BY MEGABIOS. Subject to Section
2.1 (c), with respect to Patent Rights in which Megabios employees or consultants, alone or together with Pfizer employees, or consultants are named as inventors, Megabios shall have the exclusive right and obligation:

          (a) to file applications for letters patent on any patentable invention included in Patent Rights; provided, however, that Megabios shall consult with Pfizer regarding countries in which such patent applications should be filed and shall file patent applications in those countries where Pfizer requests that Megabios file such applications; and, further provided, that Megabios, at its option and expense, may file in countries where Pfizer does not request that Megabios file such applications;

          (b) to prosecute all pending and new patent applications included within Patent Rights;

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          (c)  to respond to oppositions, nullity actions, re-examinations, revocation actions and similar proceedings filed by third parties against the grant of letters patent for such applications; and

          (d) to maintain in force any letters patent included in Patent Rights by duly filing all necessary papers and paying any fees required by the patent laws of the particular country in which such letters patent were granted.

     Megabios shall notify Pfizer in a timely manner of any decision to abandon a pending patent application or an issued patent included in Patent Rights. Thereafter, Pfizer shall have the option, at its expense, of continuing to prosecute any such pending patent application or of keeping the issued patent in force.

     7.1.1 COPIES OF DOCUMENTS. Megabios shall provide to Pfizer copies of all patent applications that are part of Patent Rights prior to filing, for the purpose of obtaining substantive comment of Pfizer patent counsel. Megabios shall also provide to Pfizer copies of all documents relating to prosecution of all such patent applications in a timely manner and shall provide to Pfizer every six (6) months a report detailing their status. Pfizer shall provide to Megabios every six (6) months a report detailing the status of all patent applications that are a part of Patent Rights in which Pfizer employees or consultants alone are named as inventors.

     7.1.2 REIMBURSEMENT OF COSTS FOR FILING, PROSECUTING AND MAINTAINING PATENT RIGHTS. Within thirty (30) days of receipt of invoices from Megabios, Pfizer shall reimburse Megabios for all the costs of filing, prosecuting, responding to opposition and maintaining patent applications and patents in countries where Pfizer requests that patent applications be filed, prosecuted and maintained. Such reimbursement shall be in addition to funding payments under the Research Agreement. However, Pfizer may, upon sixty (60) days +/- notice, request that Megabios discontinue filing or prosecution of patent

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                                      15

applications in any country and discontinue reimbursing Megabios for the costs of filing, prosecuting, responding to opposition or maintaining such patent application or patent in any country. Megabios shall pay all costs in those countries in which Pfizer does not request that Megabios file, prosecute or maintain patent applications and patents, but in which Megabios, at its options, elects to do so.

          7.1.3 Pfizer shall have the right to file on behalf of Megabios all applications and take all actions necessary to obtain patent extensions pursuant to 35 USC Section 156 for Patent Rights described in this Section 7.1 licensed to Pfizer. Megabios agrees to sign, at Pfizer's expense, such further documents and take such further actions as may be requested by Pfizer in this regard.

     7.2 FILING, PROSECUTION AND MAINTENANCE BY PFIZER. With respect to Patent Rights in which Pfizer employees or consultants alone are named as inventors, Pfizer shall have those rights and duties ascribed to Megabios in Section 7.1.

     7.3 Neither party may disclaim a Valid Claim within Patent Right without the consent of the other.

8.   MANUFACTURING.

     (a)  Megabios will manufacture final dosage form of all Licensed Products
through the end of [    *   ] with respect to each such Product at a negotiated
price [         *        ] Pfizer understands and acknowledges that Megabios
does not, as of the Effective Date, have the capability to undertake manufacturing of Licensed Products in accordance with GMP in excess of the requirements of Licensed Products for the conduct of [ * ] clinical trials. Accordingly, the obligation of Megabios to supply Licensed Product manufactured in accordance with GMP for the conduct of [ * ]


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clinical trials is subject to the limitations of its then current manufacturing facility and Megabios will be under no obligation to construct a new facility, buy additional manufacturing equipment or reserve third party manufacturing capacity in order to supply such GMP materials, unless Pfizer has agreed in advance to pay all costs, plus a negotiated profit margin, associated with procuring or constructing such facilities and the production of such GMP material, pursuant to a separate supply agreement.

     (b) When Pfizer decides to take any Product to [ * ] it will so notify Megabios. Upon receipt of such notice, Pfizer and Megabios will attempt to negotiate a manufacturing agreement for supplies of Product for [ * ] and commercial use. The parties acknowledge that Pfizer can probably manufacture the requisite DNA more inexpensively than Megabios and that Pfizer shall have no obligation to enter an agreement for any component of the Product which it can obtain more inexpensively or reliably from itself or one or more third parties or both. Any provision in this Agreement to the contrary notwithstanding, Pfizer shall be free to obtain additional Product from one or more additional vendors or to establish back-up facilities to assure itself of adequate supplies of each Product throughout the world.

     (c) Pfizer will, at reasonable times during normal working hours and with reasonable notice, have the right, by itself or through third parties under confidential obligation to Pfizer and Megabios, to conduct quality assurance/quality control audits of Megabios facility and manufacturing procedures with respect to Product. Failure to maintain adequate standards in Pfizer's sole, unfettered judgment shall be treated as an Event of Termination pursuant to Section 10.1(b), but only with respect to this Section 8. No other provision of this Agreement will be affected by termination of this section.


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9.   OTHER AGREEMENTS. Concurrently with the execution of this Agreement,
Megabios and Pfizer shall enter into the Research Agreement and the Stock Purchase Agreement. This Agreement, the Stock Purchase Agreement and the Research Agreement are the sole agreements with respect to the subject matter and supersede all other agreements and understandings between the parties with respect to same. In addition, if Pfizer decides to continue the Research Agreement beyond the initial two Commitment Years, within sixty (60) days of the eighteenth-month anniversary of the effective Date, the parties will execute a second stock purchase agreement whereby Pfizer purchases the lesser of an additional $10,000,000.00 in Megabios securities or that number of additional shares such that Pfizer's aggregate ownership of Megabios stock is 19.99%, on substantially those terms set forth in the Stock Purchase Agreement. The purchase price of such securities shall be 137.5% of the value of each share of similar Megabios stock as determined by its most recent private offering or the closing price on the exchange on which it is traded on the date (such date not to be earlier than sixteen months following the Effective Date) on which Pfizer decides to continue to Research Agreement, as the case may be (the "Base Price"). Megabios stock must be traded at or above the premium price for five consecutive days during the twelve months following the date of the second stock purchase by Pfizer (or, if not publicly traded, Megabios stock must be traded at or above the premium price during the twelve month period following an initial public offering of Megabios stock). If not, Megabios will issue additional shares to Pfizer to cover the balance of the premium. Such share adjustment will be equal to (a) the actual dollar amount of Pfizer's second stock purchase divided by the greater of (i) the highest average five consecutive day trading price (or, if Megabios stock is not publicly traded, the highest price as determined by a private offering during the twelve month period following the second stock


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                                      18

purchase by Pfizer or (ii) the Base Price, minus (b) the number of shares purchased by Pfizer under this Section 9.

10.  TERMINATION AND DISENGAGEMENT.

     10.1 TERM; EVENTS OF TERMINATION. Unless earlier terminated as provided in this Section 10, the term of this Agreement shall extend from the Effective Date until the last to expire of the Patent Rights covering a Licensed Product at which time Pfizer will have a fully paid up, perpetual license. The following events shall constitute events of termination ("Events of Termination"):

          (a) Any material written representation or warranty by Megabios or Pfizer, or any of its officers, made under or in connection with this Agreement shall prove to have been incorrect in any material respect when made.

          (b) Megabios or Pfizer shall fail in any material respect to perform or observe any material term, covenant or understanding contained in this Agreement or in any of the other documents or instruments delivered pursuant to, or concurrently with, this Agreement, and any such failure shall remain unremedied for ninety (90) after written notice to the failing party.

     10.2 TERMINATION. Upon the occurrence of any Event of Termination, the party not responsible may, by notice to the other party, terminate this Agreement.

     10.3 Termination of this Agreement by either party, with or without cause, will not terminate the licenses granted pursuant to Section 5.2 of the Research Agreement.

     10.4 Termination of this Agreement for any reason shall be without prejudice to:

          (a) the rights and obligations of the parties provided in Sections 6 and 11;

          (b) Megabios' right to receive all royalty payments accrued hereunder; or

          (c)  any other remedies which either party may otherwise have.

11. INDEMNIFICATION. Pfizer will indemnify Megabios for damages, settlements, costs, legal fees and other expenses incurred in connection with a claim against Megabios based on any action or omission of Pfizer whether such claim alleges negligence, willful misconduct or strict liability, its agents or employees related to the obligations of Pfizer under this Agreement; provided, however, that the foregoing shall not apply (i) if the claim is found to be based upon the negligence, recklessness or willful misconduct of Megabios, or (ii) if Megabios fails to give Pfizer prompt notice of any claim it receives and such failure materially prejudices Pfizer with respect to any claim or action to which Pfizer's obligation pursuant to this Section applies. Pfizer, in its sole discretion, shall choose legal counsel, shall control the defense of such claim or action, and shall have the right to settle same on such terms and conditions it deems advisable.

12. NOTICES. All notices shall be in writing mailed via certified mail, return receipt requested, courier, or facsimile transmission addressed as follows, or to such other address as may be designated from time to time:

     If to Pfizer: To Pfizer at its address as set forth
                             at the beginning of this Agreement
                             Attention:  President, Central Research
                             ---------
                             with copy to:  Office of the General Counsel

     If to Megabios:         Megabios at its address as set forth at the
                             beginning of this Agreement

                             Attention:  President
                             ---------

Notices shall be deemed given as of the date received.



13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.


14.     MISCELLANEOUS.

        14.1 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

        14.2 HEADINGS. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

        14.3 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

        14.4 AMENDMENT, WAIVER. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

        14.5 NO THIRD PARTY BENEFICIARIES. Subject to Section 2.1(c) an the rights of third party licensors under the UC license Agreement, no third party including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any third party.

     14.6 ASSIGNMENT AND SUCCESSORS. This Agreement may not be assigned by either party, except that each party may assign this Agreement and the rights and interests of such party, in whole or in part, to any of its Affiliates, any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such party with or into such corporations.

     14.7 FORCE MAJEURE. Neither Pfizer nor Megabios shall be liable for failure of or delay in performing obligation set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of Pfizer or Megabios.

     14.8 SEVERABILITY. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of the Agreement shall not be affected.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

PFIZER INC                                  MEGABIOS CORP


By: /s/ George M. Milne, Jr.                By:
   ---------------------------------           -----------------------------

Title: Vice President                       Title:
      ------------------------------              --------------------------

Date: 31 May 1996                           Date:
     -------------------------------             ---------------------------



cc:  Pfizer Inc, Legal Division, Groton, CT 06340

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

PFIZER INC                                  MEGABIOS CORP


By:                                         By:  /s/ Benjamin F. McGraw
   ---------------------------------           -----------------------------

Title:                                      Title: President and CEO
      ------------------------------              --------------------------

Date:                                       Date:  May 30, 1996
     -------------------------------             ---------------------------